Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts: Union Drilling, Inc. Christopher D. Strong, CEO Tina Castillo, CFO 817-735-8793 DRG&L Ken Dennard / Ben Burnham 713-529-6600

UNION DRILLING REPORTS

2011 THIRD QUARTER RESULTS

Company to Divest Most of its Smaller Rig Fleet

FORT WORTH, Texas, October 31, 2011 – Union Drilling, Inc. (NASDAQ: UDRL) announced today financial and operating results for the three and nine month periods ended September 30, 2011.

Revenues for the third quarter of 2011 were $66.7 million compared to $52.0 million in the third quarter of 2010. The Company reported net income of $0.6 million for the quarter, or $0.03 per share, compared to a net loss of $4.4 million, or $0.19 per share, during the prior year period. Union Drilling’s 2011 third quarter results included a non-cash $0.8 million, or $0.02 per share, impairment charge related to six of the thirty-one rigs scheduled to be divested.

EBITDA for the third quarter of 2011 totaled $14.7 million compared to $6.2 million reported in the same period last year. For additional information regarding EBITDA as a non-GAAP financial measure, please refer to the disclosures contained at the end of this release.

Christopher D. Strong, Union Drilling’s President and Chief Executive Officer, stated, “Third quarter results reflect the significant gains we’ve made over the past year. Utilization and pricing continued to rise while average operating costs were kept to a more reasonable level compared to the first half of 2011. Appalachia was an area of particular strength during the quarter due to accelerating activity in the Marcellus and Utica shale plays, as well as to favorable seasonal conditions.

“The decision to divest a portion of our smaller rig fleet is consistent with our stated strategy of investing in equipment and our people to serve customers who are actively engaged in exploring for and developing unconventional oil and gas resources. These customers are generally larger, have multi-year planning horizons and view the safety of our crews as an essential component of overall rig performance. I’m pleased to say the sale of these smaller, older rigs combined with some incremental capital expenditures on a few of the remaining rigs will eliminate the use of spinning chains to make pipe connections on UDI rigs by early next year. On a pro forma basis, the removal of these assets from our fleet would not have had a material impact on our earnings in 2011, nor do I believe they would have had a material impact on 2012 earnings.

“The first of our four new rigs under construction is now expected to be delivered in mid-November, with the remaining three due in the first quarter of 2012. All four rigs are backed by term contracts, which are in addition to the 26 rigs we have operating under term contracts today.”

Operating Statistics

Union Drilling’s average marketed rig utilization for the third quarter of 2011 was 59.4%, up from 53.1% in the third quarter of 2010 (“year-over-year”), and 54.4% in the second quarter of 2011 (“sequential”). Revenue days totaled 3,868, up 11% year-over-year and up 10% sequentially. Average revenue per revenue day was $17,255, up 15% year-over-year and 1% sequentially. Operating expenses per revenue day for the third quarter of 2011 were $11,754 per revenue day, up 2% year-over-year, but down 6% sequentially.

Drilling margins totaled $21.3 million, or 32% of revenues, compared year-over-year, to 23% of revenues, and compared sequentially to 27% of revenues. Average drilling margin per revenue day totaled $5,501 for the third quarter of 2011, up 58% year-over-year, and 21% sequentially. For additional information regarding drilling margin as a non-GAAP financial measure, please refer to the disclosures contained at the end of this release.

2011 Year-To-Date Results

For the nine months ended September 30, 2011, Union Drilling reported a net loss of $7.4 million, or $0.32 per share, on revenues of $182.7 million, compared to a net loss of $15.8 million, or $0.68 per share, on revenues of $134.4 million for the same period in 2010. Year-to-date 2011 EBITDA more than doubled to $30.3 million compared to $13.6 million for the same period in 2010.

Drilling margin for the first nine months of 2011 totaled $50.7 million, or 28% of revenues, compared to $30.9 million, or 23% of revenues, for the same period last year. The Company totaled 10,847 revenue days on 56.0% utilization in the first nine months of 2011 versus 8,911 revenue days on 46.0% utilization in the same period last year. Year-to-date revenue and drilling margin averaged $16,840 and $4,675, respectively, per revenue day in 2011 compared to $15,079 and $3,472 during the same period in 2010.

Rig Divestiture

To better align with the Company’s strategy of providing premium, modern rigs and experienced, knowledgeable crews to the major and large independent E&P companies primarily focused on deep horizontal shale drilling, Union Drilling will divest 31 rigs and related equipment through an auction hosted by Kruse Energy & Equipment, LLC on December 7-8, 2011 in Pittsburgh. Of the 31 rigs to be auctioned, 19 were included in the Company’s marketed rig fleet of 71 rigs as of June 30, 2011, while the remaining 12 had been previously decommissioned. The rigs to be divested accounted for $7.9 million, or 6% of revenue in the first nine months of 2010, and $2.5 million, or 1% of revenue in the first nine months of 2011. After decommissioning the rigs that are held for sale, Union Drilling had 51 marketed rigs as of September 30, 2011, including 25 large (1,000+ hp), 16 medium (750-999 hp) and 10 small rigs. Third quarter 2011 utilization for those 51 rigs was 82%. Four additional large rigs are expected to be delivered by March 31, 2012.

Conference Call

Union Drilling’s management team will hold a conference call today, October 31, 2011, at 11:00 a.m. Eastern time. To participate in the call, dial (480) 629-9692 ten minutes before the conference call begins and ask for the Union Drilling conference call. To listen to the live call on the Internet, please visit Union Drilling’s website fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a telephonic replay will be available through November 7, 2011 and may be accessed by calling (303) 590-3030 and using the pass code 4474892#. Also, an archive of the webcast will be available after the call for a period of 60 days on the “Investor Relations” section of the Company’s website at www.uniondrilling.com.

About Union Drilling

Union Drilling, Inc., headquartered in Fort Worth, Texas, provides contract land drilling services and equipment to oil and natural gas producers in the United States. Union Drilling currently markets 51 rigs and specializes in unconventional drilling techniques.

UDRL-E

Statements we make in this press release that express a belief, expectation or intention, as well as those which are not historical fact, are forward-looking statements within the meaning of the federal securities laws and are subject to risks, uncertainties and assumptions. These forward-looking statements may be identified by the use of words such as “expect,” “anticipate,” “believe,” “estimate,” “potential,” “should” or similar words. These matters include statements concerning management’s plans and objectives relating to our operations or economic performance and related assumptions, including general economic and business conditions and industry trends, the continued strength or weakness of the contract land drilling industry in the geographic areas in which we operate, decisions about onshore exploration and development projects to be made by oil and gas companies, the highly competitive nature of our business, our future financial performance, including availability, terms and deployment of capital, the continued availability of qualified personnel, and changes in, or our failure or inability to comply with, government regulations, including those relating to workplace safety and the environment. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Further, we specifically disclaim any duty to update any of the information set forth in this press release, including any forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future events and, therefore, involve a number of assumptions, risks and uncertainties, including the risk factors described in our public filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K. Management cautions that forward-looking statements are not guarantees, and our actual results could differ materially from those expressed or implied in the forward-looking statements.

Union Drilling, Inc.

Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues
Total revenues	$66,744	$52,028	$182,663	$134,366

Cost and expenses
Operating expenses	45,463	39,922	131,956	103,432
Depreciation and amortization	13,328	12,523	38,740	37,528
Impairment charge	808	—	808	—
General and administrative	7,023	6,004	21,523	17,694

Total cost and expenses	66,622	58,449	193,027	158,654

Operating income (loss)	122	(6,421)	(10,364)	(24,288)

Interest expense, net	(392)	(287)	(1,059)	(712)
Gain on disposal of assets	625	36	1,068	187
Other income (loss)	(138)	83	16	130

Income (loss) before income taxes	217	(6,589)	(10,339)	(24,683)

Income tax benefit	(400)	(2,146)	(2,926)	(8,928)

Net income (loss)	$617	$(4,443)	$(7,413)	$(15,755)

Income (loss) per common share:
Basic	$0.03	$(0.19)	$(0.32)	$(0.68)

Diluted	$0.03	$(0.19)	$(0.32)	$(0.68)

Weighted-average common shares outstanding:
Basic	23,191,345	23,182,345	23,188,169	23,162,003

Diluted	23,249,245	23,182,345	23,188,169	23,162,003

Union Drilling, Inc.

Operating Statistics

(in thousands, except day and per day data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues	$66,744	$52,028	$182,663	$134,366
Operating expenses	$45,463	$39,922	$131,956	$103,432
Drilling margins	$21,281	$12,106	$50,707	$30,934

Revenue days	3,868	3,470	10,847	8,911
Marketed rig utilization	59.4%	53.1%	56.0%	46.0%

Revenue per revenue day	$17,255	$14,994	$16,840	$15,079
Operating expenses per revenue day	$11,754	$11,505	$12,165	$11,607
Drilling margin per revenue day	$5,501	$3,489	$4,675	$3,472

Union Drilling, Inc.

Balance Sheets

(in thousands, except share and per share data)

	September 30, 2011	December 31, 2010
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$7	$4
Accounts receivable (net of allowance for doubtful accounts of $153 both at September 30, 2011 and December 31, 2010)	36,022	29,901
Inventories	1,067	1,252
Income tax recoverable	368	1,023
Prepaid expenses, deposits and other receivables	1,353	2,112
Deferred taxes	1,081	1,186

Total current assets	39,898	35,478
Intangible assets (net of accumulated amortization of $1,145 and $920 at September 30, 2011 and December 31, 2010, respectively)	1,055	1,280
Property, buildings and equipment (net of accumulated depreciation of $272,924 and $239,362 at September 30, 2011 and December 31, 2010, respectively)	293,684	263,210
Other assets	799	42

Total assets	$335,436	$300,010

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$18,002	$13,076
Current portion of notes payable for equipment	138	173
Financed insurance premiums	165	909
Customer advances	200	—
Accrued expense and other liabilities	10,693	9,696

Total current liabilities	29,198	23,854
Revolving credit facility	69,295	30,054
Long-term notes payable for equipment	100	—
Deferred taxes	41,493	44,089
Other long-term liabilities	—	257

Total liabilities	140,086	98,254
Stockholders’ equity:
Common stock, par value $.01 per share; 75,000,000 shares authorized; 25,191,345 shares and 25,182,345 shares issued at September 30, 2011 and December 31, 2010, respectively	252	252
Additional paid in capital	171,795	170,788
Retained earnings	33,766	41,179
Treasury stock; 2,000,000 shares at both September 30, 2011 and December 31, 2010	(10,463)	(10,463)

Total stockholders’ equity	195,350	201,756

Total liabilities and stockholders’ equity	$335,436	$300,010

EBITDA is earnings before net interest, income taxes, depreciation and amortization and non-cash impairment. The Company believes EBITDA is a useful measure of evaluating its financial performance because it is used by external users, such as investors, commercial banks, research analysts and others, to assess: (1) the financial performance of Union Drilling’s assets without regard to financing methods, capital structure or historical cost basis, (2) the ability of Union Drilling’s assets to generate cash sufficient to pay interest costs and support its indebtedness, and (3) Union Drilling’s operating performance and return on capital as compared to those of other entities in our industry, without regard to financing or capital structure. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net earnings is included below. EBITDA as presented may not be comparable to other similarly titled measures reported by other companies.

Union Drilling, Inc.

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Calculation of EBITDA:
Net income (loss)	$617	$(4,443)	$(7,413)	$(15,755)
Impairment charge	808	—	808	—
Interest expense, net	392	287	1,059	712
Income tax benefit	(400)	(2,146)	(2,926)	(8,928)
Depreciation and amortization	13,328	12,523	38,740	37,528

EBITDA	$14,745	$6,221	$30,268	$13,557

Drilling margin represents contract drilling revenues less contract drilling costs. Union Drilling believes that drilling margin is a useful measure for evaluating its financial performance, although it is not a measure of financial performance under generally accepted accounting principles. However, drilling margin is a common measure of operating performance used by investors, financial analysts, rating agencies and Union Drilling’s management. A reconciliation of drilling margin to operating income is included below. Drilling margin as presented may not be comparable to other similarly titled measures reported by other companies.

Union Drilling, Inc.

(in thousands, except day and per day data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Calculation of drilling margin:
Operating income (loss)	$122	$(6,421)	$(10,364)	$(24,288)
Depreciation and amortization	13,328	12,523	38,740	37,528
Impairment charge	808	—	808	—
General and administrative	7,023	6,004	21,523	17,694

Drilling margin	$21,281	$12,106	$50,707	$30,934

Revenue days	3,868	3,470	10,847	8,911

Drilling margin per revenue day	$5,501	$3,489	$4,675	$3,472